Exhibit 10.1

EXECUTION VERSION

DUCK CREEK TECHNOLOGIES, INC.

STOCKHOLDERS AGREEMENT

Dated August 14, 2020

(l) Mutual Waiver of Jury Trial	19
(m) No Strict Construction	19
(n) Entire Agreement	19
(o) Delivery by Facsimile or Email	19
(p) Further Action	20
(q) Termination	20
(r) Effectiveness	20

ii

STOCKHOLDERS AGREEMENT

This STOCKHOLDERS AGREEMENT (this “Agreement”) dated as of August 14, 2020 among (i) Duck Creek Technologies, Inc., a Delaware corporation (the “Company”), (ii) Accenture LLP, an Illinois limited liability partnership (“Accenture LLP”), (iii) Accenture Holdings BV, a Dutch private company with limited liability (“Accenture BV”, and together with Accenture LLP, the “Accenture Investors”), and (iv) Disco (Guernsey) Holdings L.P. Inc., a Guernsey limited partnership (the “Apax Investor”, and together with the Accenture Investors, the “Investor Parties”). As used in this Agreement, the terms “Accenture Investors” and “Apax Investor” shall each also mean and include any of its Affiliates that hold Common Stock (as defined in Section 1).

WHEREAS, the Company is currently contemplating an underwritten initial public offering (“IPO”) of its Common Stock;

WHEREAS, immediately following the completion of the IPO, (i) the Company will acquire limited partnership units in Disco Topco Holdings (Cayman), L.P., an exempted limited partnership registered under the laws of the Cayman Islands (the “Disco Partnership”), from the Accenture Investors and certain other limited partners in the Disco Partnership (other than the Apax Investor) (the “Contributing Limited Partners”), (ii) the Company will acquire shares in Disco (Cayman) GP Co., a Cayman Islands exempted company (the “General Partner”) from the Accenture Investors, (iii) the Company will issue shares of Common Stock to the Accenture Investors and the Contributing Limited Partners in exchange for the contribution of interests described in clauses (i) and (ii), and (iv) the Apax Investor will contribute all of its interests in Disco (Cayman) Acquisition Co., an exempted company registered under the laws of the Cayman Islands (“Disco Cayman”), which directly owns Class A Units in the Disco Partnership and shares in the General Partner, to a newly formed subsidiary (“Apax MergerCo”);

WHEREAS, immediately following the completion of the IPO, the Company will complete the Reorganization Transactions (as defined in Section 1), and in connection therewith (i) the Apax Investor will exchange shares of Apax MergerCo for shares of Common Stock and Apax MergerCo will merge with and into the Company, with the Company surviving, (ii) the Company will redeem a portion of the shares of Common Stock received by the Apax Investor and (iii) the Company will contribute a portion of the proceeds of the IPO to the Disco Partnership, which the Disco Partnership will use to redeem the Class A Units held by RBW Investment GmbH & Co. KG and the remaining Class B Units held by the Accenture Investors in the Disco Partnership for cash;

WHEREAS, as a result of the Reorganization Transactions, the Company will indirectly own all of the limited partnership units in the Disco Partnership, all of the equity interests in the General Partner and all of the equity interests in Disco Cayman; and

WHEREAS, in connection with, and effective upon the completion of the IPO (such date of completion, the “IPO Date”), the Company and the Investor Parties wish to set forth certain understandings between such parties, including with respect to governance matters.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein made and other good and valuable consideration, the parties hereto hereby agree as follows:

1. Definitions.

As used in this Agreement, the following terms shall have the following meanings:

“Accenture BV” has the meaning set forth in the introductory paragraph.

“Accenture Director(s)” has the meaning set forth in Section 2(b)(i).

“Accenture Group” means the Accenture Investors and their Affiliates.

“Accenture Investors” has the meaning set forth in the introductory paragraph.

“Accenture LLP” has the meaning set forth in the introductory paragraph.

“Action” means any claim, charge, demand, action, cause of action, inquiry, audit, suit, arbitration, indictment, litigation, hearing or other proceeding (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private).

“Adjusted EBITDA” means, for any period, the Consolidated Net Income of the Company for such period, excluding any of the following items and without double-counting (and so that, to the extent any of the following have been expensed, charged or deducted in computing such Consolidated Net Income, they shall be added back and to the extent any items have been recorded to increase such Consolidated Net Income, they shall be deducted): (a) charges for income, corporation, franchise or similar taxes (including any taxes based on profits, capital and/or repatriated funds) and deferred tax (or deducting any credits for income, corporation, franchise or similar taxes (including any taxes based on profits, capital and/or repatriated funds) and deferred tax); (b) charges for interest payable and similar charges, including, without limitation, any charges in respect of the incurrence of debt or with respect to the amortization of capitalized debt issuance costs, factoring costs and the fees paid or payable for guarantees, hedges or letters of credit (or deducting any credits for interest receivable and similar income); (c) charges for depreciation, amortization or impairment of assets; (d) charges for any equity-based or other noncash equity related compensation expense; (e) charges for any non-cash losses or non-cash expenses; (f) any increase in deferred revenue from the prior period, including both current and long-term balances (or deducting any decrease in deferred revenue from the prior period, including both current and long-term balances); (g) non-recurring items including, without limitation, transaction expenses, restructuring costs, facilities relocation costs, acquisition or disposition transaction expenses and fees, and acquisition integration costs and expenses (including any severance costs in connection therewith); and (h) the effects of purchase accounting to the extent they reduce net income (or deducting the effects of purchase accounting to the extent they increase net income), in each case, as determined in accordance with GAAP, to the extent applicable.

“Affiliate” means, when used with reference to another Person, any Person, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with, such other Person. In addition, Affiliates of an Investor Party shall include all of its partners, officers and employees in their capacities as such.

“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.

“Alliance Agreement” means that certain Strategic Alliance Agreement, dated as of the Original Closing Date, by and among Accenture LLP and the Partnership, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Apax Director(s)” has the meaning set forth in Section 2(b)(ii).

“Apax Group” means the Apax Investor and its Affiliates.

“Apax Investor” has the meaning set forth in the introductory paragraph.

“Apax MergerCo” has the meaning set forth in the recitals.

“Authorized Recipients” has the meaning set forth in Section 8(b)(i).

“Board” means the Company’s board of directors.

“Business Day” means any calendar day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required to close.

“Bylaws” means the bylaws of the Company, as in effect on the IPO Date and as may be amended from time to time.

“CEO Director” means the Director then serving as the Chief Executive Officer of the Company.

“Certificate of Incorporation” means the certificate of incorporation of the Company, as in effect on the IPO Date and as may be amended from time to time.

“Chosen Courts” has the meaning set forth in Section 8(k).

“Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company” has the meaning set forth in the introductory paragraph.

“Company Sale” means each of the following events, in each case, whether direct or indirect:

(i) the sale of all or substantially all of the assets of the Company or a Subsidiary thereof (the assets of such Subsidiary comprising at least 50.0% of the consolidated assets of the Company and its Subsidiaries, taken as a whole); or

(ii) a merger, reorganization or other transaction in which at least 50% of the outstanding voting power of the Company is transferred to a third party, except for any merger, reorganization or other transaction involving the Company or a Subsidiary of the Company in which the holders of Equity Securities of the Company outstanding immediately prior to such transaction continue to hold Equity Securities that represent, immediately following such transaction, at least a majority, by voting power, of the Equity Securities, in substantially the same proportions, of (A) the surviving or resulting entity or (B) if the surviving or resulting entity is a wholly owned Subsidiary of another entity following such transaction, the parent entity of such surviving or resulting entity.

“Competitor” means any Person engaged at the time of determination in the operation of businesses which are competitive with any of the businesses of the Company or any of its Subsidiaries (i) as conducted as of the Original Closing Date or (ii) as any such businesses is conducted at such time (so long as consistent with the Roll-Up Strategy), or which otherwise currently competes with any product line of or service offered by the Company or any of its Subsidiaries. For the avoidance of doubt, the term “Competitor” does not include investment funds or other institutional investors that have investments in operating businesses that meet the definition of “Competitor” set forth in the first sentence of this definition.

“Confidential Information” has the meaning set forth in Section 8(b)(i).

“Consent Matters” shall have the meaning set forth in Section 3(a).

“Consolidated Net Income” means, for any period, the net income or loss of the Company for such period on a consolidated basis determined in accordance with GAAP, excluding the income of any Person in which any other Person (other than the Company and its wholly owned Subsidiaries) has a joint economic interest, except to the extent of the amount of dividends or other distributions actually paid to the Company or any of its wholly owned Subsidiaries by such Person during such period.

“Contributing Limited Partners” has the meaning set forth in the recitals.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of company securities, by contract or otherwise.

“Controlled Affiliate” of any Person means any Affiliate that directly or indirectly, through one or more intermediaries, is Controlled by such Person.

“Convertible Debt Securities” means, as applicable, any debt securities directly or indirectly convertible into, or exchangeable for, any capital stock, shares, partnership or membership interests in the Company or any of its Subsidiaries.

“Directors” means the directors of the Company at the applicable time.

“Disco Cayman” has the meaning set forth in the recitals.

“Disco Partnership” has the meaning set forth in the recitals.

“Duck Creek US” means Duck Creek Technologies LLC, a Delaware limited liability company.

“Equity Incentive Plan” means the Company’s existing equity incentive plan or any new equity incentive plan.

“Equity Securities” means, as applicable, (a) any capital stock, partnership or membership interests or other share capital; (b) any equity securities directly or indirectly convertible into or exchangeable for any capital stock, partnership or membership interests or other share capital or containing any profit participation features; (c) any rights or options directly or indirectly to subscribe for or to purchase any capital stock, partnership or membership interests, other share capital or securities containing any profit participation features or to subscribe for or to purchase any securities directly or indirectly convertible into or exchangeable for any capital stock, partnership or membership interests, other share capital or securities containing any profit participation features (including any Convertible Debt Securities); or (d) any share appreciation rights, phantom share rights or other similar rights.

“Filings” means annual, quarterly and current reports and other documents filed or furnished by the Company or any Subsidiary of the Company under the Exchange Act; annual reports to stockholders, annual and quarterly statutory statements of the Company or any Subsidiary of the Company; and any registration statements, prospectuses and other documents filed or furnished by the Company or any of its Subsidiaries or Controlled Affiliates under the Securities Act.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, consistently applied throughout the applicable periods both as to classification of items and amounts.

“General Partner” has the meaning set forth in the recitals.

“Governmental Entity” means the United States of America or any other nation, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government, including any court, in each case, having jurisdiction over the Company or any of its Subsidiaries or any of the property or other assets of the Company or any of its Subsidiaries.

“Independent Director” means a Director who is not affiliated with the Apax Investor or the Accenture Investors.

“Investor Parties” has the meaning set forth in the introductory paragraph.

“IPO” has the meaning set forth in the recitals.

“IPO Date” has the meaning set forth in the recitals.

“IPO Expenses” means, with respect to any Person, any and all reasonable out-of-pocket expenses (other than underwriting discounts and commissions) incurred or accrued by such Person in connection with the IPO or any underwriting agreement entered into in accordance therewith, including (i) all fees and expenses complying with all applicable securities laws, (ii) all road show, printing, messenger and delivery expenses, (iii) the fees and disbursements of counsel and (iv) other fees and expenses of such Person.

“Losses” has the meaning set forth in Section 6(a).

“Observer” has the meaning set forth in Section 2(e).

“Original Closing Date” means August 1, 2016.

“Person” means an individual, a partnership (including a limited partnership), a corporation, a limited liability company, an exempted company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, association or other entity or a Governmental Entity.

“Pre-IPO Tax Matter” has the meaning set forth in Section 3(a)(i)(11).

“Public Offering” means the sale in an underwritten public offering of the Company’s Equity Securities pursuant to an effective registration statement or similar document filed under the Securities Act or applicable foreign securities regulations.

“Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement, dated as of the date hereof and as may be amended from time to time, by and among Disco Topco Holdings (Cayman), L.P., a Cayman Islands exempted limited partnership, Disco (Cayman) Acquisition Co., an exempted company incorporated under the Laws of the Cayman Islands, Accenture Holdings BV, a private limited liability company organized under the Laws of the Netherlands, Accenture LLP, an Illinois limited partnership, the Class E Investors (as defined therein) and the individuals listed in Schedule A thereto.

“Reorganization Transactions” means those actions set forth on Schedule 1.1(a) hereto.

“Restricted Persons” means those persons set forth on Schedule 1.1(b) hereto.

“Restricted Shares” means shares of Common Stock awarded under the Company’s Equity Incentive Plan, subject to time and performance vesting restrictions.

“Restrictive Covenants Side Letter” means that letter agreement, dated as of the Original Closing Date, as amended or amended and restated from time to time, by and among Accenture Holdings plc, a company registered in Ireland, Accenture LLP, Accenture International SARL, a company registered in Luxembourg, the Apax Investor, Apax Partners, L.P., the General Partner and the Disco Partnership.

“Roll-Up Strategy” means the acquisition of software and software analytics businesses primarily serving property and casualty carriers and agencies.

“SEC” has the meaning set forth in Section 2(f).

“Securities Act” means the Securities Act of 1933, as amended.

“Stockholders” means holders of Common Stock of the Company.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing member, general partner or analogous controlling Person of such limited liability company, partnership, association or other business entity. Unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.

“Transfer” means any direct or indirect sale, transfer, assignment, offer, pledge, charge, mortgage, exchange, hypothecation, grant of participation interest in, grant of a security interest or other direct or indirect disposition or encumbrance of legal title to or any beneficial interest in any Equity Security, as the case may be (all of the foregoing, whether with or without consideration, whether voluntarily or involuntarily or by operation of law).

2. Board.

(a) Directors. On the IPO Date, the Board shall be comprised of 9 Directors, which shall initially be the following individuals: Jason Wright and Roy Mackenzie, who shall be the initial “Apax Directors”; Stuart Nicoll and Domingo Miron, who shall be the initial “Accenture Directors”; Michael Jackowski, who shall be the initial “CEO Director”; and Chuck Moran, G. Larry Wilson, Francis J. Pelzer and Kathy Crusco, who shall be the initial “Independent Directors”.

(b) Nomination of Directors and Vacancies of Directors. Notwithstanding anything herein to the contrary, following the IPO Date:

(i) For so long as the Accenture Investors own at least:

(1) 20.0% of the outstanding Equity Securities of the Company that are not Restricted Shares, the Accenture Investors shall have the right, but not the obligation, to nominate to the Board two (2) Directors; or

(2) 10.0% of the outstanding Equity Securities of the Company that are not Restricted Shares, but less than 20.0% of the outstanding Equity Securities of the Company that are not Restricted Shares, the Accenture Investors shall have the right, but not the obligation, to nominate to the Board one (1) Director.

Any such Director(s) shall be the “Accenture Director” or “Accenture Directors,” as applicable. The CEO Director and any Independent Director shall not be deemed to be Accenture Directors.

(ii) For so long as the Apax Investor owns at least:

(1) 40.0% of the outstanding Equity Securities of the Company that are not Restricted Shares, the Apax Investor shall have the right, but not the obligation, to nominate to the Board three (3) Directors;

(2) 20.0% of the outstanding Equity Securities of the Company that are not Restricted Shares, but less than 40.0% of the outstanding Equity Securities of the Company that are not Restricted Shares, the Apax Investor shall have the right, but not the obligation, to nominate to the Board two (2) Directors; or

(3) 10.0% of the outstanding Equity Securities of the Company that are not Restricted Shares, but less than 20.0% of the outstanding Equity Securities of the Company that are not Restricted Shares, the Apax Investor shall have the right, but not the obligation, to nominate to the Board one (1) Director.

Any such Director(s) shall be the “Apax Director” or “Apax Directors,” as applicable. The CEO Director and any Independent Director shall not be deemed to be an Apax Director.

(iii) Unless the Board otherwise requests, the office of a Director shall be vacated in the event of a reduction in the number of available Accenture Director or Apax Director designations in accordance with the provisions of Section 2(b)(i) or (ii), respectively, in which case the Accenture Investors or the Apax Investor, as the case may be, shall use its best efforts to obtain the resignation of its designee(s) from the Board and any committee on which such Director serves.

(iv) Subject to the Directors’ fiduciary duties, the Board shall include in the slate of nominees recommended by the Board, the Persons designated pursuant to Section 2(b)(i) and (ii).

(v) In the event that a vacancy is created at any time by the death, disability, removal or resignation of any Director designated pursuant to this Section 2, subject to their fiduciary duties under applicable law, the remaining Directors shall cause the vacancy created thereby to be filled, (1) in the case of a vacancy created by an Accenture Director, by a new designee of the Accenture Investors, (2) in the case of a vacancy created by an Apax Director, by a new designee of the Apax Investor, (3) in the case of a vacancy created by the Chief Executive Officer, by a replacement Chief Executive Officer, and (4) in the case of a vacancy created by an Independent Director, by a person identified by the Board (with the assistance of the Nominating and Corporate Governance Committee or similar committee of the Board) and nominated by the Nominating and Corporate Governance Committee or a similar committee of the Board, and the Company agrees to take, at any time and from time to time, all actions necessary to cause any vacancies to be filled pursuant to this Section 2(b)(v); provided, that notwithstanding the foregoing, in the absence of any designation from the Accenture Investors and/or Apax Investor holding the right to designate a Director as specified above, the Director previously designated by them and then serving shall be reelected if still eligible and willing to serve as provided herein and otherwise, such Board seat shall remain vacant.

(c) Nomination of Slate. At each meeting of the Stockholders of the Company at which Directors of the Company are to be elected, the Company agrees to use its best efforts to cause the election of the slate of nominees recommended by the Board which, subject to the Directors’ fiduciary duties, will include the Persons designated pursuant to Section 2(b).

(d) Voting at Meetings of Stockholders. Each of the Investor Parties agrees to vote, and to procure the vote of its Affiliates, to vote in person or by proxy, or to act by written consent (if applicable) with respect to all Equity Securities of the Company having the right to vote for the election of Directors beneficially owned by it to cause the election of the Persons designated pursuant to Section 2(b).

(e) Board Observers. (x) For so long as the Apax Investor owns at least 5.0% of the outstanding Equity Securities of the Company that are not Restricted Shares but less than 10.0% of the outstanding Equity Securities of the Company that are not Restricted Shares, the Apax Investor and (y), for so long as the Accenture Investors, collectively, own at least 5.0% of the outstanding Equity Securities of the Company that are not Restricted Shares but less than 10.0% of the outstanding Equity Securities of the Company that are not Restricted Shares, the Accenture Investors, collectively, shall each be entitled to appoint a non-voting observer to the Board (each, an “Observer”), which Observer shall be entitled to attend all meetings of the Board and any committees thereof, and to receive any notices, minutes, consents and other materials that were provided to the Directors at the same time and the same manner, subject to such Observer entering into a customary confidentiality agreement in form and substance reasonably approved by the Board; provided, that such Observer may be excluded from any portion of any such meetings and/or distributions of materials if the Company is advised by its legal counsel that such Observer’s attendance at such meeting or receipt of such materials would jeopardize any attorney-client privilege.

(f) Committees. Subject to applicable law, the Board may delegate any of its power and authority to manage the business and affairs of the Company to any standing or special committee upon such terms as it sees fit as permitted by law and as set forth in the resolutions creating such committee. As of the IPO Date, the Board has designated the following committees: the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee. As of the IPO Date, the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee shall be comprised of the persons identified in the section entitled “Management – Committees of the Board of Directors” in the Company’s Form S-1 registration statement filed with the U.S. Securities and Exchange Commission (the “SEC”) on August 12, 2020. For so long as the Accenture Investors or Apax Investor, as applicable, are entitled to designate one or more Directors pursuant to Section 2(b), such Investor Party shall be entitled to designate one member of each committee of the Board; provided, that, any special committee established to evaluate any transaction in which the Apax Group or the Accenture Group has an interest which is in conflict with the interests of the Company shall not include any Director designated by the Apax Investor and/or Accenture Investors, as applicable. It is understood by the parties hereto that the Apax Investor and/or Accenture Investors shall not be required to have its Directors represented on any committee and any failure to exercise such right in this section in a prior period shall not constitute any waiver of such right in a subsequent period. Each committee shall keep regular minutes and report to the Board when required.

(g) Reimbursement of Expenses. Any Accenture Director and any Apax Director shall be entitled to the same cash compensation and participation in Company equity plans and same indemnification in connection with his or her role as a director as the other Directors, and each Accenture Director and each Apax Director shall be entitled to reimbursement for documented, reasonable out-of-pocket expenses incurred in attending meetings of the Board, or any committees thereof and meetings of the Stockholders of the Company (if attending in their capacity as a Director at the request of the Board).

3. Governance.

(a) Protective Provisions. Notwithstanding any other provision of this Agreement and to the fullest extent permitted by applicable law, in addition to the approval of the Directors, the following actions described in this Section 3(a) (collectively, the “Consent Matters”) shall require the prior written consent of the Accenture Investors and/or the Apax Investor as set out below:

(i) none of the following actions shall be taken by the Company, including any proposal by the Board to be put to the vote of the Stockholders of the Company with respect thereto, without (A) the prior written consent of the Accenture Investors for so long as they collectively own at least 5.0% of the outstanding Equity Securities that are not Restricted Shares and (B) the prior written consent of the Apax Investor for so long as it owns at least 5.0% of the outstanding Equity Securities that are not Restricted Shares (except as set forth in the proviso in Section 3(a)(i)(1)):

(1) amending, altering or changing, or waiving any rights under, this Agreement, the organizational documents, including the Certificate of Incorporation or the Bylaws of the Company, (which shall also be subject to Section 8(f)) and/or the organizational documents of any Subsidiary of the Company; provided, that, notwithstanding the foregoing, for so long as the Accenture Investors or Apax Investor, as applicable, own any outstanding Equity Securities, any amendment, alteration, or change to, or waiver under, other organizational documents, including the Certificate of Incorporation or the Bylaws of the Company, and/or the organizational documents of any Subsidiary of the Company that would adversely affect in any respect any rights specific to the Accenture Investors or Apax Investor shall (subject to applicable law) require the written consent of the Accenture Investors or Apax Investor, as applicable;

(2) authorizing or issuing any Equity Securities of the Company having rights, preferences or privileges that are superior or senior to the outstanding Common Stock (or any securities convertible or exchangeable therefor pursuant to their terms);

(3) any transaction with any Stockholder or Affiliate of a Stockholder or any director or officer of the Company or any of its Subsidiaries (other than employment agreements with officers not otherwise affiliated with a Stockholder and the Alliance Agreement);

(4) the Company or any of its Subsidiaries entering into any line of business outside of (A) providing software, computer programs and applications to clients and performing services with respect to such software, computer programs and applications and (B) performing services with respect to related third-party software, computer programs and applications of such clients as is required in connection with the performance of services to such clients;

(5) changing the entity classification of the Company or any of its Subsidiaries or otherwise entering into any restructuring transaction, in each case, if such action would adversely change the tax treatment of the Accenture Investors’ investment in the Company, as applicable, or otherwise result in adverse tax consequences to the Accenture Group (and such consent shall not be unreasonably withheld, conditioned or delayed);

(6) causing the Company or the Disco Partnership to be treated as having a permanent establishment in any jurisdiction other than the jurisdiction of its formation or incorporation, as applicable;

(7) all increases to the size of the Board that expands the Board to more than 9 Directors;

(8) Transferring or otherwise disposing of any Equity Interests of, or liquidating, dissolving, merging or otherwise entering into a reorganization transaction with respect to Disco Cayman;

(9) Transferring or otherwise disposing of any Equity Interests of, or liquidating, dissolving, merging or otherwise entering into a reorganization transaction with respect to Duck Creek US;

(10) approving the settlement, resolution or concession of (or any material action with respect to) any examination or administrative or judicial proceeding of the Disco Partnership’s affairs by tax authorities that relates to any taxable period (or portion thereof) that begins prior to the IPO Date (a “Pre-IPO Tax Matter”);

(11) winding up the Company; and

(12) entering into any agreement with respect to the matters described in the foregoing clauses (1) through (11) or taking any such action indirectly.

(ii) none of the following actions shall be taken by the Company, including any proposal by the Board to be put to the vote of the Stockholders of the Company with respect thereto, without (A) the prior written consent of the Accenture Investors for so long as the Accenture Investors collectively own at least 20.0% of the outstanding Equity Securities that are not Restricted Shares and (B) the prior written consent of the Apax Investor for so long as it owns at least 20.0% of the outstanding Equity Securities that are not Restricted Shares:

(1) effecting any (A) acquisition of the equity ownership of, or substantially all of the assets, properties or business of, any Person, in one transaction or a series of related transactions, (B) divestiture, in one transaction or a series of related transactions, of any Equity Securities of the Subsidiaries of the Company or material assets of the Company and/or its Subsidiaries, or (C) other material strategic transactions, in each case ((A), (B) and (C)) that are inconsistent with either (x) the Company’s business objectives as identified by the Board or (y) the Roll-Up Strategy;

(2) the declaration or payment of any dividend or other distribution to the Stockholders by the Company or redemption, repurchase or exchange (as applicable) of any Equity Securities of the Company, from proceeds from the creation or incurrence of indebtedness and related transactions (including the creation or incurrence of such indebtedness) if the payment thereof would result in the Company and its Subsidiaries having indebtedness for borrowed money (excluding intercompany indebtedness) in excess of four times the Company’s Adjusted EBITDA for the 12-month period ending on the last day of the most recently completed fiscal quarter;

(3) issuing or granting any Equity Securities of the Company or its Subsidiaries, other than (A) grants under the Company’s Equity Incentive Plan, or (B) in connection with mergers or acquisitions in accordance with the Roll-Up Strategy; provided, that in each case ((A) and (B)) such issuance or grant (x) is not made to a Restricted Person (other than in connection with a Company Sale after August 1, 2021), and (y) is on terms as may have been previously consented to by the Accenture Investors and/or Apax Investor, as applicable; and

(4) entry by the Company into any agreement with respect to the matters described in the foregoing clauses (1) through (3) or taking any such action indirectly.

4. Restrictions on Transfer.

(a) Restricted Persons. The Apax Investor may not Transfer any Equity Securities of the Company to a Restricted Person without the prior written consent of the Accenture Investors; provided, that the Apax Investor may Transfer Equity Securities of the Company to a Restricted Person in connection with a Company Sale. If the Accenture Investors cease to own any Equity Securities of the Company, this Section 4(a) shall terminate and be of no further force or effect.

(b) Competitors and Financial Sponsors. Without the prior written consent of the Apax Investor, the Accenture Investors may not Transfer any Equity Securities of the Company to a Competitor. At such time as the Apax Investor ceases to own any Equity Securities of the Company, this Section 4(b) shall terminate and be of no further force or effect.

(c) Joinder. No Transfer shall be effective or valid hereunder unless the transferee has previously executed and delivered a joinder to this Agreement.

5. Opportunities.

(a) Rights to Opportunities. Except as otherwise provided in the Certificate of Incorporation, the Bylaws, this Agreement, the Restrictive Covenants Side Letter or the Alliance Agreement, (i) each Investor Party and its officers, directors and Affiliates may engage in or possess any interest in other investments, business ventures or Persons of any nature or description, independently or with others, similar or dissimilar to, or that competes with, the investments or business of the Company or any of its Subsidiaries, and may provide advice and other assistance to any such investment, business venture or Person; (ii) the Company or any of its Subsidiaries and the Stockholders shall have no rights by virtue of this Agreement in and to such investments, business ventures or Persons or the income or profits derived therefrom; and (iii) the pursuit of any such investment or venture, even if competitive with the business of the Company or any of its Subsidiaries, shall, to the maximum extent permitted by applicable law and subject to compliance with the Certificate of Incorporation, the Restrictive Covenants Side Letter and the Alliance Agreement not be deemed wrongful or improper and shall not constitute a conflict of interest or breach of fiduciary or other duty with respect to the Company or any of its Subsidiaries or the Stockholders.

(b) Presentation of Opportunities. Except as otherwise provided in the Certificate of Incorporation, the Bylaws, this Agreement, the Restrictive Covenants Side Letter or the Alliance Agreement to the maximum extent permitted by applicable law, no Investor Party shall be obligated to present any particular investment or business opportunity to the Company or any of its Subsidiaries even if such opportunity is of a character that, if presented to the Company or any of its Subsidiaries, could be pursued by the Company or any of its Subsidiaries, and any Investor Party and its officers, directors and Affiliates shall have the right to pursue for its own account (individually or as a partner or a fiduciary) or to recommend to any other Person any such investment opportunity.

(c) Waiver. To the maximum extent permitted by applicable law, the Company, on behalf of itself and its Subsidiaries, waives and renounces any right, interest or expectancy of the Company and/or any of its Subsidiaries in, or being offered an opportunity to participate in, business opportunities that are from time to time presented to an Investor Party or business opportunities of which an Investor Party gains knowledge, even if the opportunity is competitive with the business of the Company and/or any of its Subsidiaries.

6. General Indemnification.

(a) Indemnification by the Company. The Company agrees to indemnify and hold harmless each Investor Party and its Affiliates and their respective officers, directors, employees, managers, partners and agents and each Person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) such Investor Party or such other indemnified Person against any and all losses, claims, damages, liabilities and expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses) (collectively, the “Losses”) incurred by such Investor Party or other indemnified Person before or after the date of this Agreement, in each case, based on, arising out of, resulting from or in connection with any Action and based on, arising out of, pertaining to or in connection with (i) any untrue statement or alleged untrue statement of a material fact contained in any Filing or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and/or (ii) any Action to which any Investor Party or other indemnified Person is made a party or involved in its capacity as a stockholder or owner of securities of the Company (or in their capacity as an officer, director, employee, manager, partner, agent or controlling person of such Investor Party or other such indemnified party), provided that the foregoing indemnification rights shall not be available to the extent that (A) any such Losses are incurred as a result of such Investor Party’s willful misconduct or gross negligence, (B) any such Losses are incurred as a result of non-compliance by such Investor Party with any laws or regulations applicable to any of them, (C) any such Losses are incurred as a result of non-compliance by such Investor Party with its obligations under this Agreement, (D) subject to the rights of contribution provided for below, to the extent indemnification for any Losses would violate any applicable law, regulation or public policy; or (E) in the case of clause (i) above, other than misstatements or omissions made in reliance on information relating to and furnished by such Investor Party in writing expressly for use in the preparation of such Filing. For purposes of this

Section 6(a), none of the circumstances described in the limitations contained in the proviso in the immediately preceding sentence shall be deemed to apply absent a final non-appealable judgment of a court of competent jurisdiction to such effect, in which case to the extent any such limitation is so determined to apply to any Investor Party or such other indemnified Person as to any previously advanced indemnity payments made by the Company under this Section 6(a), then such payments shall be promptly repaid by such Investor Party or such other indemnified Person to the Company. The rights of any Investor Party or such other indemnified Person to indemnification hereunder will be in addition to any other rights any such party may have under any other agreement or instrument referenced above or any other agreement or instrument to which such Investor Party or such other indemnified Person is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation. In the event of any payment of indemnification pursuant to this Section 6(a), so long as any Investor Party or such other indemnified Person is fully indemnified for all Losses, the Company will be subrogated to the extent of such payment to all of the related rights of recovery of the Investor Party or such other indemnified Person to which such payment is made against all other Persons. The indemnity agreement contained in this Section 6(a) shall be applicable whether or not any Action or the facts or transactions giving rise to such Action arose prior to, on or subsequent to the date of this Agreement.

(b) Rights Non-Exclusive. The rights to indemnification and the payment of expenses incurred in defending an Action in advance of its final disposition conferred in this Section 6 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Agreement, any other agreement or otherwise.

(c) Insurance. The Company shall cause the Disco Partnership to maintain insurance, at its expense, and shall cause each Subsidiary to maintain insurance at such Subsidiary’s expense, on its own behalf and on behalf of any person who is or was at any time after the Original Closing Date a director, officer, or employee of the General Partner, or a director, officer, employee, fiduciary or agent of the Disco Partnership or any of its Subsidiaries against any liability asserted against him or her and incurred by him or her in any such capacity, whether or not the Disco Partnership would have the power to indemnify such person against such liability under this Section 6. For so long as the Accenture Investors have a right to designate at least one director to the Board, the Accenture Investors shall have the right to review such insurance, and upon request, be provided a copy of such insurance.

(d) Expenses. The Company shall pay any expenses incurred by any Person described in Section 6(a) in defending an Action periodically upon receipt of an undertaking by or on behalf of such Person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company.

7. Tax Matters.

(a) The Accenture Investors shall have the right to participate, at their own expense and through representation of their choice, in any Pre-IPO Tax Matter, including through attending any meetings or proceedings with tax authorities, joining in preparation of defense in any such examination or proceeding, and reviewing and commenting on any documents prior to submission in connection with the foregoing.

(b) The Company (and its applicable withholding agents and paying agents) shall only be entitled to deduct and withhold taxes on any payments on or with respect to the Equity Securities of the Company to the extent required by applicable tax law; provided that, if the Company determines that an amount is required to be deducted and withheld with respect to the Equity Securities held by an Accenture Investor or the Apax Investor, at least fifteen (15) business days prior to the date the applicable payment is scheduled to be made, the Company shall (i) provide the applicable Accenture Investor or Apax Investor, as applicable, with written notice of the intent to deduct and withhold, which notice shall include the basis for the withholding and an estimate of the amount proposed to be deducted and withheld, and (ii) provide the applicable Accenture Investor or Apax Investor, as applicable, with a reasonable opportunity to provide forms or other evidence that would exempt such amounts from withholding, and shall otherwise reasonably cooperate to minimize any such withholding. Upon request by the Company in writing, each Accenture Investor and the Apax Investor shall provide the Company with a properly completed and duly executed IRS Form W-9 or applicable IRS Form W-8.

8. Miscellaneous.

(a) IPO Expenses. The Company shall pay all IPO Expenses of the Company and each Investor Party in connection with the IPO.

(b) Confidentiality.

(i) Each Investor Party agrees to hold, and to use its reasonable efforts to cause its authorized representatives to hold, in strict confidence, the books and records of the Company and all information relating to the Company’s properties, operations, financial condition or affairs, in each case, which are furnished to it pursuant to the terms of this Agreement, including to a Director appointed in accordance with this Agreement (collectively, the “Confidential Information”). Notwithstanding anything herein to the contrary, Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure by an Investor Party, (ii) is or becomes available to an Investor Party or any of its Authorized Recipients (as defined below) on a nonconfidential basis from a third-party source, which source, to the knowledge of such Investor Party, is not bound by a legal duty of confidentiality to the Company in respect of such Confidential Information, or (iii) is independently developed by an Investor Party or its Authorized Recipients. Notwithstanding anything herein to the contrary, an Investor Party may disclose any Confidential Information to (x) any of its representatives and (y) any Affiliates (the persons in clauses (x) and (y), collectively, the “Authorized Recipients”). If an Investor Party or any of its Authorized Recipients is required or requested by law or regulation or any legal or judicial process to disclose any Confidential Information, if disclosure of Confidential Information is required by any Governmental Entity having authority over such Investor Party or Authorized Recipient, or if disclosure of Confidential Information is required in connection with the tax affairs of such Investor Party or Authorized Recipient, such Investor Party or Authorized Recipient, as the case may be, may disclose only such portion of such Confidential Information as may be required or requested without liability hereunder.

(ii) For the avoidance of doubt, any Accenture Director and any Apax Director may disclose any information about the Company and its Subsidiaries received by such Accenture Director or Apax Director (whether or not in his/her capacity as a Director of the Company) to, in the case of an Accenture Director, the other Accenture Director and to the Accenture Investor, and, in the case of an Apax Director, the other Apax Directors and the Apax Investors, provided that any such information disclosed that would otherwise constitute Confidential Information shall be treated by the Accenture Investors and the Apax Investors, as applicable, in accordance with this Section 8(b).

(c) Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given or made when (a) delivered personally to the recipient, (b) sent by facsimile to the recipient (with hard copy sent to the recipient by reputable overnight courier service (charges prepaid) that same day) if sent by facsimile before 5:00 p.m. New York time on a Business Day, and otherwise on the next Business Day, (c) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid) or (d) transmitted, if sent by email transmission before 5:00 p.m. New York time on a Business Day, and otherwise on the next Business Day. Such notices, demands and other communications shall be sent to the Company and the Investor Parties at the addresses indicated below or, in each case, to any such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

If to the Company, to:

Duck Creek Technologies, Inc.

22 Boston Wharf Road

Boston, MA 02210

USA

Attention: Michael Jackowski

Email: michael.a.jackowski@duckcreek.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, NY 10001

USA

Attention: Ann Beth Stebbins

Email: annbeth.stebbins@skadden.com

If to the Apax Investor, to:

Disco (Guernsey) Holdings L.P. Inc.

c/o Apax Partners, L.P.

601 Lexington Ave., 53rd Floor

New York, NY 10022

USA

Attention: Jason Wright

Email: Jason.wright@apax.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, NY 10001

USA

Attention: Ann Beth Stebbins

Email: annbeth.stebbins@skadden.com

If to the Accenture Investors, to:

Accenture LLP

161 North Clark Street

Chicago, IL 60601

USA

Attention: Aaron Holmes

        Siobhan McCleary

Email: aaron.holmes@accenture.com

            siobhan.mccleary@accenture.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

USA

Attention: Sarkis Jebejian, P.C.

        David B. Feirstein

        Keri Schick Norton

Email: sarkis.jebejian@kirkland.com

            david.feirstein@kirkland.com

            keri.schicknorton@kirkland.com

(d) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(e) Headings and Sections. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The use of the words “including” or “include” in this Agreement shall be by way of example rather than by limitation. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. The use of the words “or,” “either” and “any” shall not be exclusive.

(f) Amendment. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by the parties hereto. No wavier by any party of any of the provisions hereof will be effective unless explicitly set forth in writing and executed by the party so waiving. The waiver by any party hereto of a breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach.

(g) Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition. Any waiver by the Company or any Investor Party of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall only be effective if executed in writing by the party making such waiver.

(h) Successors and Assigns. All covenants and agreements contained in this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, that no Person claiming by, through or under a party (whether as such party’s successor in interest or otherwise), as distinct from such party itself, shall have any rights as, or in respect to, a party to this Agreement (including the right to approve or vote on any matter or to notice thereof).

(i) Counterparts. This Agreement may be executed simultaneously in two or more separate counterparts, any one of which need not contain the signatures of more than one party, but each of which shall be an original and all of which together shall constitute one and the same agreement binding on all the parties hereto.

(j) Remedies. Each party hereto shall have all rights and remedies set forth in this Agreement and all rights and remedies which such Person has been granted at any time under any other agreement or contract and all of the rights which such Person has under any applicable law. Any Person having any rights under any provision of this Agreement or any other agreements contemplated hereby shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.

(k) Governing Law; Venue and Forum. This Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware, or, if both the Court of Chancery of the State of Delaware and the federal courts within the State of Delaware decline to accept jurisdiction over a particular matter, any other state court within the State of Delaware, and, in each case, any appellate court therefrom (together, the “Chosen Courts”), for the purposes of any Action arising out of this Agreement (and agrees that no such Action relating to this Agreement shall be brought by it or any of its Subsidiaries except in such courts). Each of the parties further agrees that, to the fullest extent permitted by applicable law, service of any process, summons, notice or document by U.S. registered mail to such person’s respective address set forth in Section 8(a) shall be effective service of process for any Action in the State of Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the parties hereto irrevocably and unconditionally waives (and agrees not to plead or claim), any objection to the laying of venue of any Action arising out of this Agreement or any of the other transactions contemplated by this Agreement in the Chosen Courts, or that any such Action, brought in any such court has been brought in an inconvenient forum.

(l) Mutual Waiver of Jury Trial. As a specifically bargained inducement for each of the parties to enter into this Agreement (with each party having had opportunity to consult counsel), each party hereto expressly and irrevocably waives the right to trial by jury in any lawsuit or legal proceeding relating to or arising in any way from this Agreement or the transactions contemplated herein, and any lawsuit or legal proceeding relating to or arising in any way to this Agreement or the transactions contemplated herein shall be tried in a court of competent jurisdiction by a judge sitting without a jury.

(m) No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict.

(n) Entire Agreement. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof. There are no other agreements, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein.

(o) Delivery by Facsimile or Email. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or email with scan or facsimile attachment, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or email as a defense to the formation or enforceability of a contract, and each such party forever waives any such defense.

(p) Further Action. The parties agree to execute and deliver all documents, provide all information and take or refrain from taking such actions as may be necessary or appropriate to achieve the purposes of this Agreement.

(q) Termination. This Agreement shall terminate as it relates to each Investor Party at such time as such Investor Party ceases to own any Equity Securities of the Company, except that such termination shall not affect (i) rights perfected or obligations incurred by such Investor Party under this Agreement prior to such termination, and (ii) rights or obligations expressly stated to survive such cessation of ownership of Equity Securities of the Company, provided further that any rights of the Investor Parties under the Registration Rights Agreement shall survive in accordance with the terms of the Registration Rights Agreement; and provided further that any indemnification rights of the Investor Parties shall survive such termination.

(r) Effectiveness. This Agreement shall become effective upon completion of the IPO on the IPO Date; provided, that this Agreement shall be of no force and effect (i) prior to the completion of IPO and (ii) if the IPO has not been consummated within ten (10) Business Days from the date of this Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first above written.

DUCK CREEK TECHNOLOGIES, INC.

By:	/s/ Michael Jackowski
	Name:	Michael Jackowski
	Title:	Chief Executive Officer

[Signature Page to Stockholders Agreement]

DISCO (GUERNSEY) HOLDINGS L.P. INC.

By:	Disco (Guernsey) GP Co. Limited, its General Partner

By:	/s/ Mark Babbe
	Name:	Mark Babbe
	Title:	Authorized Signatory

[Signature Page to Stockholders Agreement]

ACCENTURE LLP

By:	/s/ Siobhan McCleary
	Name:	Siobhan McCleary
	Title:	Authorized Signatory

[Signature Page to Stockholders Agreement]

ACCENTURE HOLDINGS BV

By:	/s/ Ronald J. Roberts
	Name:	Ronald J. Roberts
	Title:	Secretary

[Signature Page to Stockholders Agreement]